Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Biotie Therapies Oyj of our report dated March 17, 2015 relating to the consolidated financial statements of Biotie Therapies Oyj, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Oy

Helsinki, Finland

May 13, 2015